Exhibit 3.20

SECOND AMENDMENT TO THE OPERATING AGREEMENT OF
STRATOSPHERE DEVELOPMENT LLC

THIS SECOND AMENDMENT (this “Amendment”) TO OPERATING AGREEMENT OF STRATOSPHERE DEVELOPMENT LLC (the “Operating Agreement”) made as of this 27th day of February, 2004, by and among the undersigned, Stratosphere Corporation, which constitutes the Stratosphere member (“Stratosphere Member”), Arizona Charlie’s, Inc. which constitutes the Arizona Member (“Arizona Member”) and Fresca, LLC, which constitutes the Fresca Member (“Fresca Member”) of Stratosphere Development LLC, a Delaware limited liability company (the “Company”), and the Company.  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Operating Agreement.

WHEREAS, the Members of the Company as of the date hereof desire to amend the Agreement;

WHEREAS, in order to accomplish the foregoing, the Agreement is hereby amended by adding the following new Section 9.8:

“9.8 Membership Certificates.  The Company may issue a certificate to each member to evidence each member’s Interest in a Series.  The member of each respective Series may sign such certificate as to which the member is associated.”

Other than with respect to the Amendment to the Agreement set forth herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the 27th day of February, 2004.

STRATOSPHERE DEVELOPMENT LLC

Stratosphere Corporation, Member

By:	/s/ Denise Barton
	Name:	Denise Barton
	Title:	Chief Financial Officer

Arizona Charlie’s Inc., Member

By:	/s/ Ronald P. Lurie
	Name:	Ronald P. Lurie
	Title:	Executive Vice President

Fresca LLC, Member

By:	/s/ Denise Barton
	Name:	Denise Barton
	Title:	Chief Financial Officer

[Signature Page of the Second Amendment to the Amended and Restated Fresca LLC Operating Agreement]